Exhibit 99.2

Terayon Communication Systems, Inc.
Conference Call Relating to Financial Results for the
Fourth Quarter and Year Ended December 31, 2004
February 9, 2005, 2 p.m. (PST)

Corporate Participant:
Mark Richman - Terayon Communication Systems – CFO
Jerry Chase - Terayon Communication Systems – CEO
Fabrice Quinard - Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

Conference Call Participants:
Anton Wahlman - Analyst
Rich (ph) - Analyst
Chet White - Analyst
Alan Bezoza - Analyst

PRESENTATION

Operator

     Good afternoon, ladies and gentlemen, and welcome to Terayon’s Fourth Quarter and Full 2004 Earnings Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note this conference is being recorded. I would now like to turn the call over to Mr. Mark Richman, Chief Financial Officer of Terayon Communications Systems. Mr. Richman, you may begin.

Mark Richman - Terayon Communication Systems – CFO

     Thank you. Good afternoon, and welcome again to the Terayon Communications Systems fourth quarter and fiscal year 2004 conference call. I am Mark Richman, CFO, and I’m very pleased to be here today. With me is Jerry Chase, our Chief Financial — Executive Officer.

     Before I turn the call over to Jerry for an overview, I would like to remind our listeners statements made during our discussion here today regarding future performance reflects our perspective as of today. All statements we make, other than statement of historical fact, are forward looking. These include without limitation statements regarding our future financial performance. We wish to caution you that such statements are projections, and that actual results may differ materially from these projections because our operations follow a number of variables, uncertainties and risks including Terayon’s ability to grow revenues, better address customer needs, reduce its product and operating costs, gain new business, and develop and offer new products. Additional risks facing Terayon are detailed in our filings with the SEC including the most recently filed Forms 10-K and 10-Q. We assume no obligation to update any forward-looking information provided here today.

     Now with that said, I’d like to turn the call over to Jerry, our CEO, for an overview of our business.

Jerry Chase - Terayon Communication Systems — CEO

     Hello, everyone, and thank you for joins us for the Terayon Q4 and full 2004 earnings conference call. I’ve now been with Terayon for about five months, and Mark, our CFO, has been here a little over two months. During that short period we have begun to make many changes that will enable us to accentuate and build on our strengths, move out of product lines in which we are underperforming and put the company on a track towards better financial performance.

     I’ve shared with many people why I came to Terayon. I believe it had a unique position and opportunity to be a part of the growing video market, and my belief is stronger today than ever. We believe that the proliferation of video applications will correlate closely to how consumers and businesses have adopted mobile phones. These video applications will be delivered across any network to any device at any time, instant access.

     During my call last October, we discussed the product evaluation criteria we are using to evaluate sustainable, profitable corporate growth. They are: we must be the market leader or a very strong influential player in the markets in which we compete. Our customer base must be diversified buying now and have an ongoing plan to buy from us, and also we must have the cost structure to grow earnings faster than sales. Our 2004 performance and several Q4 actions have put Terayon in a stronger position on these three criteria and position us well for the path of sustainable profitability.

     Now I’d like to briefly recap 2004 and Q4 specifically.

     Without a doubt the biggest change in Q4 was our decision to cease future development of CMTS product line and focus the company on the product lines in which we have a demonstrated leadership, digital video networking applications and home access solutions such as cable modems and the NTA. This decision was an important step to put the company in the best position to grow. We are now able to focus our resources on the businesses in which we have strength, digital video and home access solutions.

     In video I’m pleased to report our digital video solutions product line had its third consecutive quarter of record revenue as we continued to solidify our reputation as both the technology and market leader with our innovative video solutions. The strong performance of our digital video products during Q4, and in fact all of 2004, clearly shows why we have moved video to the center of our corporate strategy. We took big steps to strengthen or market leadership and expand the applicability for our solutions into new types of video systems and markets. We set out to improve our relationship with customers, expand or distributor channel to put Terayon products into more systems and markets and extend our video applications family with new models and new functionality. We did all three.

     In addition to our traditional dominant position in rate shaping and grooming, we now lead in applications areas such as digital ad insertion, logo insertion and analog digital simulcast. We helped customers like Cox Communications, for example, to create ground breaking opportunities for their advertisers to target local audiences through high definition programming, making Cox the first cable operator to insert local digital advertising into HD programming. We strengthened and expanded our distributor channel by working with companies like Harmonic, Thompson and Tanburg because of their ability to integrate Terayon’s digital video applications into larger video and television delivery systems, for not only cable operators, but also satellite, broadcast and telcos. Through our distributor channel we have expanded the types of systems in which Terayon digital video applications are integrated, broadened our global market reach and increased the types of markets in which our solutions appear.

     For example, our work with Thompson on Fox Broadcasting enabled Fox to integrate high quality, high definition, programming at affiliates across the country while at the same time allowing localized onscreen branding. In fact if you watched the Superbowl in high def you watched it with programming that was delivered via Terayon digital video products.

     Also in 2004 we introduced new products, applications and functionalities to enable our customers to move to all digital networks. Through new products like the BP 5100 for the broadcast market we helped our customers accelerate their evolution to the new the business opportunities made possible through all digital networks, including video on demand, high def, and localized advertising. Being able to deliver multiple video applications from an integrated platform has contributed to our impressive revenue growth and allow us to maintain very attractive margins and operating financial models. Our digital video solutions product line readily satisfies the three evaluation criteria I outlined a moment ago.

     Now let’s turn our attention to Home Access Solutions.

     Q4 gross revenues for those products dropped from Q3 2004, but this is a profitable business for us. By emphasizing profit, managing costs and enhancing the products with new data, voice, and home networking functionality, Home Access Solutions will continue to be an important business for us.

     Receiving Euro-DOCSIS 2.0 approval strengthens our ability to sell, not only in Europe, but also in selected Asian markets, most notably China. Terayon can deliver DOCSIS 2.0 cable modems around the world. Our customers can deliver high-speed broadband services that require maximum bandwidth. The surge of consumer interest in Voice Over IP, VOIP, has resulted in a rising importance in voice home access products.

     As an example, [indiscernible] recently selected us a primary eMTA source for their major rollout of residential VOIP service. Increased orders for eMTAs has improved our Q4 average selling price for home access products over Q3, as they represent a larger percent of sales.

     Our innovation continues with the recent launch of our wireless home networking module, the WX-54 G that enables cable operators to simply and cost effectively deploy high speed data and wireless home networking packages. During 2004 we also examined our long-standing product strategy of vertical integration, in other words, producing the chips on which our cable modems operate. As you can see from our announcement yesterday, we decided to sell our silicon intellectual property for cable modems to ATI Technologies.

     Let me stress this does not alter our presence in home access. It enables us to focus on product innovation, rather than designing and building cable modem chips, and frees resources to expand our digital video networking solutions. In the next several weeks we will also announce our next generation cable modem based on a cable as DOCSIS 2.0 certified chip from another provider.

     Our objectives in home access are to re-establish profitable growth and maintain cash contributions through continued innovation and managed costs. Our ranking for the past years is one of the top suppliers worldwide validates or market position. Looking back again at the three evaluation criteria I outlined at the beginning of this call, our home access product line, meets the standard.

     Now let’s turn our attention to our CMTS product line.

     We face some difficult decisions in 2004 regarding CMTS. We believe that being first to market with an end-to-end DOCSIS 2.0 solution would give our CMTS a decided market advantage with cable operators, sought to increase their upstream bandwidth capabilities, but that advantage never materialized. We looked at a market that had heavily entrenched competitors with greater resources than our own and a customer base that was not growing, and made the responsible decision to cease investment in further development of the CMTS product line. While we knew there would be bumps in the road, it was clear what we needed to do.

     Regarding personnel, we began the fourth quarter of 2004 with 325 employees, and ended the quarter at 255 largely due to reductions associated with the ongoing CMTS product development. That number is 215 today, and we expect to be below 200 when the ATI deal closes.

     As we look to 2005, Terayon will remain focused on driving to sustainable profits and positive cash flow. To do this we will continue to invest in digit video to strengthen our current market leadership division and grow off associated vertical markets like satellites, broadcast, telecommunications, and other verticals that could involve, for example, IP video as we continue to investigate those. We will be expanding our strong distribution channel to integrate our video solutions into new types of video systems and markets and will be managing or home access business to re-establish profitable growth and continue cash contributions.

     These objectives give us a healthy platform for growth and will improve our financial performance. They deliver on more diversified global customer base, and product lines where we have well constructed cost management. The revitalized Terayon will follow those three objectives to thrive and prosper.

     Look for us to introduce a new, cutting edge video application in the coming weeks that we’re very excited about. It will enable our cable customers to even more affordably speed their evolution to all digital services over their current network. In addition we expect to have some important news regarding our channel partnerships in the coming months.

     Now I will turn it back over to Mark who will review the financial results for the quarter and year in greater detail.

Mark Richman - Terayon Communication Systems — CFO

     Thank you, Jerry. I am very pleased to announce we’ve met or exceeded all previously announced guidance, as it relates to our P&L performance objectives. Starting with our top line, today we report a net revenues of 29.4 million for the fourth quarter, a 32 percent decrease from the 43 million recorded in the fourth quarter 2003 and down 21 percent sequentially from 37.2 million reported in third quarter 2004. However for the full year of 2004 we reported 150.5 million in revenues, a 12.7 percent increase compared to 133.5 million for the 12 months ended December 2003.

     The quarter over quarter decline in revenues is primarily attributable to a reduction in revenue from legacy product lines, including CMTS equipment sales. Legacy product revenues declined to 3 million of the fourth quarter of 2004, down from 20.5 million in the fourth quarter of 2003 and compared to 7.6 million in the third quarter of 2004.

     Looking at our ongoing product lines, digital video networking applications, which as Jerry discussed is the key driver of our revenue growth opportunity, recorded 12.6 million in net revenues in the fourth quarter 2004, a 91 percent increase from 6.6 million recorded in the fourth quarter of 2003, and up 17 percent sequentially from 10.8 million in the third quarter of 2004. This revenue growth will contribute to profitability as we are currently able to maintain gross margins in the area of 65 percent. Operating expenses associated with digital video solutions will increase marginally as we look to increase our R&D efforts to maintain our technology leadership.

     Our home access solutions business posted net revenues of 13.7 million in the fourth quarter 2004 compared to 7.5 million a year ago and 19.8 million in Q3 of 2004. We do believe that sales of home access solutions, primarily cable and modem sales was neglectively impacted by our decision to cease investment in CMTS products. However going forward we anticipate our ability to return this product line to a growth opportunity.

     Additionally we have taken strong steps to reduce the cost structure associated with home access revenue. This is evidenced by the announced sale of our intellectual property associated with the cable modem technology to ATI.

     We are no longer in the business of chip development for cable modems and next generation eMTA products, however let me again make this clear that we have not exited the home access business and will continue to sell consumer equipment. In fact, we are generating additional traction from eMTA sales and in the fourth quarter shipped 37,000 eMTA units compared to 20,000 units shipped in the third quarter 2004. North America will become an increased opportunity for eMTA sales, as all units ship to outside of North America. We are pending certification from cable labs for eMTA product in North America that we expect to obtain this current quarter.

     With a somewhat higher mix of eMTA products averaging sale price for our modems in eMTA actually increased by a percent in the fourth quarter as compared to a 4 percent decrease in the third quarter of 2004. We believe the financial results of home access solutions is evidence of our strategy to maximize the business for profit and cash by preserving gross margins and reducing the cost structure.

     Our consolidated gross margins in Q4 2004 was 9.8 million or 33 percent of sales compared to 6.2 million or 17 percent of sales in Q3 2003 and 12.8 million or 30 percent in the fourth quarter 2003. Gross margins for the year was 29 percent compared to 24 percent for the 12 months ends December 2003.

     Cost of product includes excess and obsolete inventory charges of 7.3 million and 3.2 million for the third and fourth quarters of 2005 respectively. These charges relate primarily to our decision to cease investment in CMTS business. Excluding these charges, the gross margin was 13 million or 44 percent of revenues in the fourth quarter compared to 13.6 million or 37 percent of revenues in 3rd quarter of 2004. The higher gross margin percent reflects the increased revenue mix coming from digital video solutions. We expect this trend to continue as the higher revenue mix from digital video solutions revenues will increasingly benefit the gross margin percentage.

     Operating expenses for the fourth quarter was 18.2 million. Excluding 2.8 million for severance, restructuring costs and asset writeoffs, operating expenses were 15.4 million compared to our previously announced guidance of 16 to 17 million and is down 4.3 million from the fourth quarter of 2003 and down 2.5 million sequentially from the third quarter of 2004.

     I would like to add some color to our restructuring activities. Again, during the fiscal year in fourth quarter 2004 Terayon incurred severance, restructuring costs, and the asset write-off of 11.1 million and 2.8 million respectively. The restructuring activities represented by these expenses are essential to the company’s repositioning, moving digital video solutions to the center of it’s strategic direction.

     During the fourth quarter these expenses were primarily related to the company’s decision to cease investment in its CMTS product line as announced in October of 2004. As a result of the restructuring, ongoing operating losses are expected to materially reduce. By the end of the first half of 2005, we expect to have completed restructuring activities, at which time ongoing quarterly operating expenses are anticipated to be in the range of 13 to 14 million comparing favorably to 20 million as soon as Q4 of 2003. While we anticipate some additional severance expenditures in the first half of 2005, we do not anticipate any additional asset writedowns. As Jerry indicated, we have reduced head count from 325 at the end of Q3 2003 and ended Q4 of 255 with additional reductions we anticipate head count to be below 200 at the end of Q1 2005 however we will increase staffing in selected areas, focusing on maximizing our digital video solutions opportunities. These restructuring activities and increased focus on cost management in 2004, will greatly benefit the company as we drive operations to positive net income.

     Including severance and separation charges, net loss for the fourth quarter was 7.9 million or $.10 per share as compared to a net loss of 6 million or $.08 per share in the fourth quarter of 2003 and a net loss of 13.5 million or $.18 per share in the third quarter of 2004. Excluding these charges, net loss for the quarter was 5.2 million or $.07 per share. Net loss for the year was 36.5 million or $.48 per share compared to a loss of 50.4 million or $.68 per share in the 12 months ended December 31, 2003.

     Going forward we recognize the net to better manage our cash resources and ended the fourth quarter with a cash of balance of 97.7 million compared to 112 million in the third quarter of 2004. To better manage cash, we need to focus on managing working capital resources. Our day sales outstanding, DSO, at the end of Q4 2004 was 62 days versus 50 days at the end of Q3. Inventories turns have been the key force, slowed to five times compared to eight times at the end of Q3. Our inventory balances at the end of Q4 2004 were a bit inflated due to the reduced cable modem sales that we have discussed. To improve these working capital metrics, we clearly see this as both an area of challenge and opportunity.

     The cash burn for the fourth quarter was 14.1 million, in excess of our guidance of 9 to 11 million. This excess cash burned can be largely attributable to a poor timing of cash distributions. This is evidenced by balances of accounts payable and other crude liabilities that declined 6.5 million in Q4 coupled by an increase in net inventory levels of 1.6 million.

     I would like to offer the following guidance for the first quarter of 2005 based on the best information we have today. We expect revenues in the range of 25 to 30 million, our net loss to be in the range of 3 to 6 million or $.04 to $.08 per share based on an average outstanding of approximately 77 million shares. Total operating expense in the range of 14 to 15 million, excluding restructuring charges, and the uses of cash and cash equivalents to be between 6 and 9 million.

     I would like to thank you for listening and with that I will turn the call back to Jerry.

Jerry Chase - Terayon Communication Systems — CEO

     Thank you, Mark. I’m optimistic about Terayon’s ability to focus and deliver favorably against our strategy and business model. It’s a great time to be involved in digital video and it truly will change how we communicate, entertain and stay informed. Mark and I look forward to providing you with updates on our progress as we transition Terayon to a digital video networking company.

     On that note, we’d like to open the call to questions. Today I have with me Fabrice Quinard, Head of our Digital Video Networking Products and Mark, Fabrice, and I are here to answer any questions you may have. Operator, I’m turning the call over to you.

QUESTIONS AND ANSWERS

Operator

     Thank you. We will now begin the question and answer session. [CALLER INSTRUCTIONS] We have a question from Anton Wahlman. Please state your question.

Anton Wahlman - Analyst

     Jerry, Mark, and Fabrice, can you hear me?

Jerry Chase – Terayon Communication Systems – CEO

     Yes, have you loud and clear. How’s Atlanta?

Anton Wahlman – Analyst

     Rainy and ugly. A few things here. Now, of your guidance of 25 to 30 million, are you prepared to say whether the digital video piece is going to be any specific portion of that, or is that going to be up sequentially or not up sequentially?

Jerry Chase – Terayon Communication Systems – CEO

     We do expect it to be flat to up sequentially. We haven’t provided the specific guidance, but included in that number is an uptick on the video revenue

Anton Wahlman – Analyst

     Am I correct it’s flat to up?

Jerry Chase – Terayon Communication Systems – CEO

     That’s correct.

Anton Wahlman – Analyst

     You probably said this. How many total CPE – how many total modems? You said 37 whatever thousand eMTA versions thereof, but but how many was the total count?

Jerry Chase – Terayon Communication Systems – CEO

     We have 301,000 cable modems and 37,000 eMTAs.

Anton Wahlman – Analyst

     You said about Op Ex. At some point you talked about 13 to 14 million Op Ex and then on the guidance I thought you said 14 to 15. Was the 14 and 15 for Q1 and 13 to 14 the longer range?

Mark Richman – Terayon Communication Systems – CFO

     That is correct. The guidance for the next quarter is the 14 to 15 million.

Anton Wahlman – Analyst

     And then if you look at Q2 is more like 13 to 14?

Mark Richman – Terayon Communication Systems – CFO

     Once we complete our restructuring we still will have some, for example, CMTS engineers through second quarter, but we still will have opportunities to get from the head count down associated with CMTS, at which time — so this is more of a Q3 event to get to the 13 to 14 million range.

Anton Wahlman – Analyst

     Okay. Now, on the cash balance sheet situation, you know, that’s been a long time ago since anything was done about the convert. Nothing is about to happen there anyway, but if you could comment on — I mean your cash has been declining here rather rapidly. If you look at net cash, it’s now below 40 million or something like that, and any thoughts as to if and when you would need to do something about the balance sheet?

Mark Richman – Terayon Communication Systems – CFO

     At this point, no. The bonds don’t mature for another two and a half years in August of 2007, so the maturity is way out. Secondly, we have provided guidance we anticipate to get to net income profitability in the second half of year. Cash flow being positive — free cash flow positive should be on the heels on net income profitability because our Cap Ex expenditures as a company are fairly minimal, and if we manage the balance sheet correctly, unlike, unfortunately, what we did in Q4, then we will be in a position to actually become cash flow positive soon thereafter.

Anton Wahlman – Analyst

     Okay. Now final question. On the sort of new applications for the digital video line, not the legacy — let’s call them that, CherryPicker applications, but the new type of applications, digital advertising and branding and that sort of thing, will the revenue to date been based on the two major contracts you have announced, the Fox and Cox Communications, or are there other major customers that composed a meaningful portion of that $12.6 million this quarter?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     Absolutely. I think a good chunk of this revenue this fourth quarter comes from actually in the cable space. We started rolling out some equipment in regard to the old digital simulcast network and we anticipate this to continue over the next couple of quarters.

Anton Wahlman – Analyst

     In this last quarter you said something about in the cable space, I couldn’t quite hear what you said, there. Obviously simulcast was one of them, but anything else?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     Simulcast actually includes a bunch of things, it includes digital of the channels into MPEG and the insertion of all these channels and as well as decoding back to an analog switch. It’s a complete line of products that needs to be deployed in order to address the simulcast aspect as well as the ad insertion aspect.

Anton Wahlman – Analyst

     Would you say that is as large as or even larger driver at the moment for at least the quarter that just ended than compared to the major Fox deployment and the advertising application that Cox communications did?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     You know, it’s a combination of both. I would say for the next two quarters, most likely simulcast is going to be a big driver.

Anton Wahlman – Analyst

     All right. That’s very helpful. Thank you.

Jerry Chase – Terayon Communication Systems – CEO

     Thank you, Anton.

Operator

     Our next question is from George Notter. Please state your question.

Rich – Analyst

     Hey, guys. This is actually Rich and [indiscernible] on behalf of George. Two questions for you. One the outlook for digital video products in the telcos, could you give us a sense of where you are on dialogue with those customers right now and when we see some traction for that market? My second question is kind of the outlook on the cable modem business. Under what circumstances would you consider getting out of that business and focusing solely on digital video? Thank you.

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     I can actually answer the first question. Fabrice Quinard here. We are working very closely with telco underwriters and we are in the process of developing new technologies in regard to addressing these new applications, namely advance Codex in Q4. What is happening in the cable space is anticipated to be happening in the telco space, using slightly different technologies like ABC and Windows Media line. We’re obviously scaling our technology in order to be able to address these technological challenges. We will see beginning of activities by the second half of next year in regard to telco.

Jerry Chase – Terayon Communication Systems – CEO

     This is Jerry. Picking up on the second part of your question regarding modems, I think you guys can see we’ve taken some pretty assertive actions in the last months, and what we like about the modem business is it’s profitable, it’s cash flow positive and to be a little bit slang here, it’s not broken. Also, even though we stopped investment on the CMTS product line, we still have a lot of very valuable intellectual property and probably for now going forward in the future the only way to get IC high speed video across the hybrid fiber coax network is on a CMTS network. So we’re taking the time to ask ourselves questions to make sure of what we’re doing, but the company is focused on profitability, it’s focused on performance, and we’re looking for ways to tie ourselves together and we’re being very pragmatic and very practical as we go into the future.

Rich – Analyst

     Okay. Thank you.

Operator

     Our next question is from Chet White. Please state your question.

Chet White – Analyst

     Hi. Thank you very much. I was hoping I could get more color on some of the new video products. You mentioned in the coming weeks you have some products coming up. Was that basically centered around the IP video product you just described, or is there more beyond that for the various satellite and broadcast markets?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     Absolutely. You’re right on target. These products are centered on IP video delivery mostly for cable applications.

Chet White – Analyst

     I see. And is it breaking away from the current technology or just extending some feature stats?

Fabrice Quinard – Terayon Communication Systems — Vice President, Terayon Digital Video Solutions

     It’s actually both. It’s extending from future sites and providing some new major features that will enable the cable providers to provide end-to-end digital distribution of their content to the edge including ad insertion.

Chet White – Analyst

     Okay. And then new channel partners, is that down the same vein of adding say for example, the Thompson and Hamburg and Harmonics of the world, just basically adding similar types of partners? Or is there a new dimension to that?

Jerry Chase – Terayon Communication Systems – CEO

     Our philosophy on partnering is, a lot of companies in our space, including ourselves, have struggled with profitability, and our strategy is to do what we do well, expand in — in our section and work with viable channel partners that allow us to deploy solutions that cross geographic boarders, that allow us to take our solution across the various verticals. What you can expect to see in the future is deepening those relationships and also looking to expand across the telco vertical.

Chet White – Analyst

     Have you seen the RFP activity in the telco vertical? It seems some other guys in the industry have seen a strong uptick.

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     We have been participating in different RFPs. I cannot disclose any name at this point.

Chet White – Analyst

Can you give us a scale to show some pace?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     Well, we actually are on plan to do so some live integration in Q2 with some of our major customers and we’re hoping to start deployment in the Q4 timeframe.

Chet White – Analyst

     So the second half of the year should be pretty good?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     Basically what is holding all these deployment is the broad availability of set top boxes for subscribers supporting the advanced codex X-264 as well as the CV 1.

Chet White – Analyst

I see. You expect those this spring?

Fabrice Quinard – Terayon Communication Systems – Vice President, Terayon Digital Video Solutions

     These set tops will be available by the second half of this year.

Chet White – Analyst

     Great. Last question on the eMTA side. With the approval coming out for North America, would you expect them to have a strong uptick in Q2 or Q1?

Mark Richman – Terayon Communication Systems – CFO

     Certification will happen in the first quarter. We’re not going to have general availability until probably the middle of Q2, so any kind of real uptick probably won’t happen until the Q3 time frame.

Chet White – Analyst

     Okay. Can you rough in the commitment that you still will maintain even after you’ve let go of the chip team for the support of the home networking operation?

Mark Richman – Terayon Communication Systems – CFO

     Yeah. The cost structure really is going to be minimalized. It’s outsource manufacturing of course, and with outsourcing of some of the development we’re going to be doing, it’s really a group dedicated to the home access business of less than 10, so it really — we really have been able to reduce the cost structure is one of the reasons why we maintained by being able to generate the revenue and turning the inventory that it’s a profitable line of business for us.

Chet White – Analyst

I see. Basically under 10 and that would be mainly in an R&D line?

Mark Richman – Terayon Communication Systems – CFO

     It’s what managing the product road map and somewhat managing the partners that we have on the new models, and somewhat managing the channel distribution that we have, but it really is a fairly small group dedicated specifically to managing the cable modem business.

That’s one of the reasons we don’t have a lot of overlap between our product lines as well because the group is pretty small on the home access line.

Jerry Chase – Terayon Communication Systems – CEO

     Chet, this is Jerry. Just to sort of telegraph where our interests lie there, we came out and announced recently the wireless module, the WX-54G, which is probably not the most sexy name you’ve ever heard, but nonetheless, we think we have a jump on the market there. We have a lot of interest. That’s where you see us focusing, working with our OEM partners to continue to innovate, and we really weren’t in a good position to innovate in a vertically integrated environment on the silicon.

Chet White – Analyst

     Thank you very much. Congrats on the great video quarter.

Jerry Chase – Terayon Communication Systems – CEO

     Thanks, Chet. Talk to you soon.

Operator

     Our next question is from Alan Bezoza.

Alan Bezoza – Analyst

     I agree with you, Jerry, we need better names in this industry and stop letting engineers name these products.

Jerry Chase – Terayon Communication Systems – CEO

     Never let engineers decorate.

Alan Bezoza – Analyst

     A couple questions. First, on the digital video front, how much of the sales came from channel partners and how would you characterize margins whether you sell the products or somebody else sells the product?

Mark Richman – Terayon Communication Systems – CFO

     The direct, it’s about — today about roughly 50/50 in terms on the video side between partners and direct. Comcast is obviously is our biggest direct customer, and we do sell a lot to Comcast, but the margin — the difference in margins between the wholesale and the retail model is that the differential is pretty small. It’s less than 10 percent, so we really — it’s more of a pass through for our partners at this point, so we are able to capture the bulk of all the margin that goes to the end user today.

Alan Bezoza – Analyst

     That’s great. Thanks. Also on the sale of the chips to ATI. Did you secure any long-term pricing agreements with them? How do you look at — you said you’re introducing a second supplier and how that changes.

Jerry Chase – Terayon Communication Systems – CEO

     The way that is structured right now is we have full and unfettered access to any pretty improved. We can continue to buy the chip forever, so we’re in a really good spot on there. We have no limitations on — actually, we have the opportunity to benefit from increased volume, so we feel like we’re in a good spot there.

Alan Bezoza – Analyst

     On customer concentration, were there any — I assume Fox is a 10 percent. Are there any other 10 percent customers you had in the quarter?

Mark Richman – Terayon Communication Systems – CFO

     It was Comcast and Harmonic.

Alan Bezoza – Analyst

     Lastly on the eMTAs, how many customers do you currently have on the eMTA side, or maybe you want to sell in all the cable modems as a total subscriber, that make up the bulk the sales and how would you [INAUDIBLE] pricing on the eMTAs. Has there been any erosion now we have more traction here.

Mark Richman – Terayon Communication Systems – CFO

     I didn’t have all that question. What I do remember is the amount of customers we have on the eMTA side it’s a small handful. It’s only in the area of five, and we have some pretty big distributors in the Far East, for example, that we use. The ASP model has actually so far been fairly stable for you, the pricing model. Again, it’s going to be more than 2 X what we go in in the cable modem business. It is a way to improve our revenue and improve our margin contribution as we increase the mix. Did you have another question in there Alan?

Alan Bezoza – Analyst

On top of that are the margins better on the eMTAs than on the modem side?

Mark Richman – Terayon Communication Systems – CFO

     Yes, they are better. You get a bigger ASP and a bigger margin contribution percentage wise.

Alan Bezoza – Analyst

     What are the battery lives with like? Are people taking the batteries, right now, for your customers, or are they opting without the battery backup?

Mark Richman – Terayon Communication Systems – CFO

     For us, they have a battery backup. It’s a quarter percent that want the battery backup, and then we have a product road map that’s going to put an integrated battery eMTA product out there probably in the Q3 time frame. So that’s where the industry is going anyway. They will all have battery backups at some point, especially when voice is integrated in the eMTA because you have to have a battery backup for that.

Alan Bezoza – Analyst

     As some of the operators start deploying eMTAs, I know you had some erosion with Adelphia on the modem side, but as far as customers taking eMTAs obviously embedded with the cable modem, do you see any erosion to cable modem sales going forward as they potentially take the modems back in inventory and replace them somewhere else?

Mark Richman – Terayon Communication Systems – CFO

     We don’t see erosion as much as that we know that the volumes of the eMTA are at some point cross over the volumes of cable modems. That’s where the product is moving. How quickly that happens is dependent on multiple factors, but clearly we need to the in the eMTA business. And your generic cable modem will decline over time. How quickly that happens it is open to variables.

Alan Bezoza – Analyst

     Great. I appreciate it. Thank you.

Jerry Chase – Terayon Communication Systems – CEO

     All right, Alan. Thanks a lot.

Operator

     We have no further questions at this time.

Jerry Chase – Terayon Communication Systems – CEO

     Okay. Thank you everyone. This is Jerry, and just wanted to say thank you everyone for joining us. We appreciate it, and we look forward to communicating where we are at we go forward.

Operator

     This concludes our conference for today. You may all disconnect at this time. Thank you for your participation.

©2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2005, Thomson Financial. All Rights Reserved.